UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2021

Franklin Street Properties Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-32470	04-3578653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Edgewater Place, Suite 200, Wakefield, Massachusetts	01880
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 557-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, $.0001 par value per share	FSP	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On March 5, 2021, FSP One Ravinia Drive LLC, FSP Two Ravinia Drive LLC and FSP One Overton Park LLC (together, the “Seller”), each a wholly-owned subsidiary of Franklin Street Properties Corp. (the “Registrant”), entered into a purchase and sale agreement (the “Agreement”) relating to the sale of real property with CP Acquisition III LLC, an affiliate of Crocker Partners LLC (the “Buyer”).  There are no material relationships, other than in respect of the Agreement, among the Seller, the Registrant or any of the Registrant’s affiliates and the Buyer or any of its affiliates.

The Seller’s real property consists of office buildings located at One Ravinia Drive NE, Dunwoody, Georgia, Two Ravinia Drive NE, Dunwoody, Georgia, and 3625 Cumberland Boulevard SE, Atlanta, Georgia (collectively, the “Properties”).  The purchase price for the Properties is $219,500,000.  The Agreement includes customary representations, warranties, covenants, conditions and termination rights for transactions of this type, including a due diligence inspection period for the Buyer though April 8, 2021.  Assuming that the Buyer completes a satisfactory due diligence inspection of the Properties and certain other conditions are satisfied, the closing of the sale of the Properties is expected to take place on or about May 10, 2021; provided, however, that the Seller and the Buyer each have a one-time right to extend the closing date by up to thirty (30) days by providing notice to the other party at least three (3) business days prior to the then scheduled closing date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN STREET PROPERTIES CORP.

Date: March 8, 2021	By:	/s/ George J. Carter
George J. Carter
Chief Executive Officer

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